August 12, 2010

Dear G REIT Liquidating Trust Beneficiary:

I write in regards to your beneficial interest in G REIT Liquidating Trust and to provide you with an update on the performance of the its remaining portfolio, consisting of: a 30 percent interest in Congress Center, located in Chicago, Illinois; a 78.5 percent interest in Western Place I & II, located in Fort Worth, Texas; and a 100 percent interest in Sutter Square, located in Sacramento, California.

As you know, pursuant to our plan of liquidation the top priorities of G REIT Liquidating Trust are to dispose of its remaining assets, distribute all available proceeds to our beneficiaries, and to wind up operations. Previously, we indicated that we expected to sell our remaining assets by the end of 2010. Although we can provide no assurances, based on current conditions in the real estate market, we currently expect to sell our remaining assets by the end of 2012, followed by final liquidation of G REIT Liquidating Trust in subsequent months.

We currently consider various factors when evaluating the potential disposition of our assets that include the ability to sell our interests in the properties at the highest possible price in order to maximize the return to the beneficiaries and the ability of prospective buyers to finance the acquisition. Absent the advantageous sale of our assets, we are committed to managing our properties to maintain or improve their value while generating maximum income from operations.

I am pleased to report that our strategy to improve cash flow and increase the potential value of the properties by aggressively marketing rentable space and extending and renewing existing leases has been met with success during the past year.

•	In May 2009, we entered into a lease agreement for approximately 28,000 square feet of space at Congress Center that will be occupied by the Internal Revenue Service. The lease is for a period of 10 years (seven years firm), and occupancy is expected to commence later this year.

•	In January 2010, we executed a lease extension with one Congress Center’s largest tenants, AKZO Nobel, which occupies 91,000 square feet. The six-year lease extension ties this attractive tenant to the property through at least 2019, adding valuable stability to the rent roll.

•	In June 2010, we executed a lease for approximately 44,000 square feet of previously vacant space at Congress Center that will be occupied by the U.S. Department of Justice. This lease is for a period of 10 years (five years firm). We anticipate that the Department of Justice will occupy the space in early 2011. This lease delivers another credit tenant for an extended period to the property.

•	Over the course of less than one year we have executed or extended leases totaling 163,000 square feet of space at Congress Center with highly attractive credit-worthy tenants. As a result, the occupancy of Congress Center will grow from 79 percent to 93 percent when the Internal Revenue Service and Department of Justice commence their occupancies. In contrast, the occupancy level for the surrounding sub-market has declined to just 83 percent.

•	In June 2010, we signed a five year, 5,500-square-foot lease expansion at Western Place with the law firm Judd & Vural, P.C. and a new lease with a division of Wells Fargo & Company, also for five years and 5,500 square feet.

•	In July 2010, we signed a 36 month lease extension at Western Place for nearly 13,000 square feet with Computer Science Corporation, securing this very attractive credit tenant through October 2013.

•	Also in July, we executed two seven year leases with new arrivals to Western Place, Disability Services of the Southwest, (which will occupy 5,000 square feet), and Strayer University (15,300 square feet).

•	In the aggregate, during the summer of 2010 we have executed or extended leases totaling approximately 44,300 square feet of space at Western Center, increasing the property’s occupancy from 83 percent to 88 percent.

•	At Sutter Place, we are currently seeking to finalize negotiations for a ground lease extension with the California Department of Transportation. Once this extension has been secured we will proceed with ongoing negotiations to sell the property to an interested third party.

G REIT Liquidating Trust will continue to aggressively pursue our leasing efforts in order to further maximize cash flow and property values to secure the most valuable possible sale of our remaining assets. We will also continue to share regular updates with you regarding the portfolio and its ongoing operations.

Should you have any questions or require additional information, an investor services representative is available to assist you at (877) 888-7348.

Kind regards,

Gary T. Wescombe
Chairman of the Trustees

FORWARD-LOOKING STATEMENTS:
This letter contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to G REIT Liquidating Trust being able to dispose of its remaining properties and complete the plan of liquidation within the anticipated timeframe and its ability to pay future cash distributions to its beneficiaries. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: These risks, uncertainties and contingencies include, but are not limited to, the following: our ability to successfully market for sale our four remaining properties, generate proceeds from the sale of our properties to pay cash distributions to our beneficiaries, the effect of the economic recession on commercial real estate, the effect of the constrained credit market on potential buyers of our properties and other risk factors as outlined in G REIT, Inc.’s plan of liquidation contained within its definitive proxy statement filed January 13, 2006, and as further detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this letter speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.